Exhibit 10.5

inVentiv Health, Inc.

500 Atrium Drive

Somerset, NJ 08873

P: 800.416.0555

F: 800.416.0556

February 24, 2011

Mr. Eric Sherbet

48 Genesee Trail

Westfield, NJ 07090

Dear Eric:

It is with great pleasure that I write to confirm our verbal offer to join inVentiv Health, Inc. as General Counsel, reporting to me, effective April 11, 2011. As discussed, the position will be based in the Boston area in connection with the relocation of inVentiv’s corporate office. In addition to providing relocation assistance to the Boston area, the Company will provide an interim office in Somerset, NJ as well as travel and temporary housing assistance in the Boston area. This assistance will be provided for up to 18 months from your start date.

The highlights of your employment offer are as follows:

Base Compensation

Your bi-weekly salary is $16,346.15 payable every two weeks in twenty-six installments, and is annualized to $425,000.00. Our Company follows a “pay for performance” policy. Your performance will be reviewed annually, and salary increases will be based on merit.

Bonus Eligibility

As an employee of inVentiv Health, Inc., you will be eligible to participate in our Employee Bonus Plan. Your annual bonus target will be 50% of your base compensation. Please be aware that you must be on inVentiv’s payroll at the time of the pay out in order to be eligible for a bonus. For the 2011 bonus year, you will be eligible for the full target bonus of 50% of your base salary. This amount will be payable in 2012 in connection with the Company’s annual bonus payments.

Severance

In the unlikely event you are terminated you would be eligible for severance. If you are terminated without cause and no Change of Control provision has been triggered you will receive one (1) year base salary. If you are terminated and a Change of Control provision has been triggered you would receive one (1) year base salary and bonus at target.

Stock Option Award

You will receive an initial equity award of 6,000 stock options with an exercise price of $100.00 each. This award is subject to the terms and conditions of the Company’s stock option plan.

Vacation

Your eligibility for vacation is determined by your original date of hire. You are eligible to accrue four (4) weeks of vacation, annually. Effective April 11, 2011, you will be eligible to accrue 1.65 days of vacation per month.

Mr. Eric Sherbet

February 24, 2011

Relocation

inVentiv will provide you with relocation assistance. The Company will pay or reimburse you for normal and reasonable relocation expenses as specified in the Company’s relocation policy. Expenses covered by this program include normal and reasonable closing costs, realtor’s commission, moving of household goods, and temporary housing for up to nine months. The qualifying expenses which are covered are specified in the attached relocation policy. If you are terminated for cause or resign for any reason within twelve (12) months of the last payment, you will be responsible to reimburse the Company the prorated portion of the expenses paid on your behalf (proration is based upon the number of full months worked in relation to twelve months).

Holidays

The Company observes seven (7) paid holidays for calendar year 2011. Under separate cover, you will receive a benefits information packet that includes a list of the holidays observed for this year. In 2011, you will also be eligible for two (2) floating holidays, based on your date of hire.

Background Investigation

Our background investigation company is Sterling Systems. You will receive two e-mails, one to complete the background information, and one with instructions for your drug screen. Please read the “New Hire Instructions” included in this packet for information regarding your background investigation. Your background investigation is conducted online, and all communication related to your background investigation will be sent to you via email.

Insurance Benefits

You will receive information regarding the Company’s benefits under separate cover.

Confidentiality, Noncompete and Nonsolicitation

You will be provided copies of the company’s standard Confidentiality, Noncompetition and Nonsolicitaion policies.

This offer is contingent upon the following:

•	Your successful completion of a drug abuse screening which must be completed within 48 hours of receipt of this letter.

•	Your successful passing of the Company’s background investigation including verification of education, employment, checking personal references, verification of no criminal record, and social security trace.

•	Your timely completion of all appropriate forms provided to you by inVentiv.

•	Your presenting satisfactory evidence of your identity and authorization to be employed in the United States as outlined under the Immigration Reform and Control Act of 1987.

Failure to meet any of the contingencies outlined above and/or to sign the Receipt of Employee Handbook Form will make you ineligible for employment.

Please be advised that the Company reserves the right to change its insurance plans, benefits and policies and procedures at any time and without notice.

Your relationship with inVentiv will be one of employment at will; employment is not for any specific term and may be terminated by either you or inVentiv at any time for any reason with or without cause. By signing below you acknowledge that this letter does not constitute a contractual agreement.

inVentiv Health, Inc.    500 Atrium Drive    Somerset, NJ 08873    P: 800.416.0555    F: 800.416.0556

Mr. Eric Sherbet

February 24, 2011

Please acknowledge your acceptance of the foregoing offer by signing in the space below. This offer will be considered null and void if a signed copy is not returned within five (5) business days of the date of this letter. Return the original letter along with the completed Corporate New Hire Packet to Danielle Bunio. Retain the copy of the offer letter for your records.

We are excited to have you join the inVentiv Health team as we lead the healthcare services industry in delivering superior sales and marketing solutions.

Sincerely,

/s/ Joseph R. Massaro

Joseph R. Massaro
Vice President, Chief Financial Officer inVentiv Health, Inc.

Accepted:	/s/ Eric Sherbet	2-25-11
	Eric Sherbet	Date

cc: Personnel file

inVentiv Health, Inc.    500 Atrium Drive    Somerset, NJ 08873    P: 800.416.0555    F: 800.416.0556